Citigroup Global Markets Holdings Inc.	Free Writing Prospectus to Pricing Supplement No. 2025-USNCH28545 Registration Statement Nos. 333-270327; 333-270327-01 Dated September 25, 2025; Filed pursuant to Rule 433

Contingent Income Callable Securities Due October    , 2035 Based on the Performance of the S&P 500® Index

Principal at Risk Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying index:	The S&P 500® Index (ticker symbol: “SPX”)
Stated principal amount:	$1,000 per security
Pricing date:	October 9, 2025
Issue date:	October 15, 2025
Valuation dates, potential redemption dates and contingent coupon payment dates:	The expected valuation dates, potential redemption dates and contingent coupon payment dates are set forth below:
	Valuation dates*	Potential redemption dates**	Contingent coupon payment dates**
	January 9, 2026	N/A	January 14, 2026
	April 9, 2026	April 14, 2026	April 14, 2026
	July 9, 2026	July 14, 2026	July 14, 2026
	October 9, 2026	October 15, 2026	October 15, 2026
	January 11, 2027	January 14, 2027	January 14, 2027
	April 9, 2027	April 14, 2027	April 14, 2027
	July 9, 2027	July 14, 2027	July 14, 2027
	October 11, 2027	October 14, 2027	October 14, 2027
	January 10, 2028	January 13, 2028	January 13, 2028
	April 10, 2028	April 13, 2028	April 13, 2028
	July 10, 2028	July 13, 2028	July 13, 2028
	October 9, 2028	October 12, 2028	October 12, 2028
	January 9, 2029	January 12, 2029	January 12, 2029
	April 9, 2029	April 12, 2029	April 12, 2029
	July 9, 2029	July 12, 2029	July 12, 2029
	October 9, 2029	October 12, 2029	October 12, 2029
	January 9, 2030	January 14, 2030	January 14, 2030
	April 9, 2030	April 12, 2030	April 12, 2030
	July 9, 2030	July 12, 2030	July 12, 2030
	October 9, 2030	October 15, 2030	October 15, 2030
	January 9, 2031	January 14, 2031	January 14, 2031
	April 9, 2031	April 15, 2031	April 15, 2031
	July 9, 2031	July 14, 2031	July 14, 2031
	October 9, 2031	October 15, 2031	October 15, 2031
	January 9, 2032	January 14, 2032	January 14, 2032
	April 9, 2032	April 14, 2032	April 14, 2032
	July 9, 2032	July 14, 2032	July 14, 2032
	October 11, 2032	October 14, 2032	October 14, 2032
	January 10, 2033	January 13, 2033	January 13, 2033
	April 11, 2033	April 14, 2033	April 14, 2033
	July 11, 2033	July 14, 2033	July 14, 2033
	October 10, 2033	October 13, 2033	October 13, 2033
	January 9, 2034	January 12, 2034	January 12, 2034
	April 10, 2034	April 13, 2034	April 13, 2034
	July 10, 2034	July 13, 2034	July 13, 2034
	October 9, 2034	October 12, 2034	October 12, 2034
	January 9, 2035	January 12, 2035	January 12, 2035
	April 9, 2035	April 12, 2035	April 12, 2035
	July 9, 2035	July 12, 2035	July 12, 2035
	October 9, 2035 (the “final valuation date”)	N/A	October 12, 2035 (the “maturity date”)

* Each valuation date is subject to postponement if such date is not a scheduled trading day or certain market disruption events occur, as described in the accompanying product supplement.

** If the valuation date immediately preceding any contingent coupon payment date (other than the final valuation date) is postponed, that contingent coupon payment date will also be postponed so that it falls on the third business day after such valuation date, as postponed. Each potential redemption date is subject to postponement on the same basis as a contingent coupon payment date.

Maturity date:	Unless earlier redeemed by us, October 12, 2035
Contingent coupon:	On each quarterly contingent coupon payment date, unless previously redeemed by us, the securities will pay a contingent coupon equal to 1.725% of the stated principal amount of the securities (6.90% per annum) if and only if the closing level of the underlying index on the related valuation date is greater than or equal to the coupon barrier level. If the closing level of the underlying index on any quarterly valuation date is less than the coupon barrier level, you will not receive any contingent coupon payment on the related contingent coupon payment date.

Payment at maturity[1]:

Unless earlier redeemed by us, for each $1,000 stated principal amount security you hold at maturity, you will receive cash in an amount determined as follows (in addition to the final contingent coupon payment, if any):

• If the final index level is greater than or equal to the downside threshold level: $1,000

• If the final index level is less than the downside threshold level:

$1,000 + ($1,000 × the index return)

If the final index level is less than the downside threshold level, you will receive less, and possibly significantly less, than 75.00% of the stated principal amount of your securities at maturity, and you will not receive any contingent coupon payment at maturity.

Redemption:	We may call the securities, in whole and not in part, for mandatory redemption on any potential redemption date upon not less than three business days’ notice. Following an exercise of our call right, you will receive for each security you then hold an amount in cash equal to the early redemption payment. If the securities are redeemed, no further payments will be made.
Early redemption payment:	The stated principal amount of $1,000 per security plus the related contingent coupon payment, if any
Initial index level:	The closing level of the underlying index on the pricing date
Final index level:	The closing level of the underlying index on the final valuation date
Coupon barrier level:	75.00% of the initial index level
Downside threshold level:	75.00% of the initial index level
Index return:	(i) The final index level minus the initial index level, divided by (ii) the initial index level
CUSIP / ISIN:	17333MZL0 / US17333MZL08
Preliminary pricing supplement:	Preliminary pricing supplement dated September 25, 2025

Hypothetical Payout at Maturity[1] (if the securities have not been previously redeemed)
Index Return of Underlying Index on the Final Valuation Date	Payment at Maturity (excluding any coupon payable at maturity)
+40.00%	$1,000.00
+30.00%	$1,000.00
+20.00%	$1,000.00
+10.00%	$1,000.00
0.00%	$1,000.00
-10.00%	$1,000.00
-20.00%	$1,000.00
-25.00%	$1,000.00
-26.00%	$740.00
-30.00%	$700.00
-40.00%	$600.00
-50.00%	$500.00
-60.00%	$400.00
-70.00%	$300.00
-80.00%	$200.00
-90.00%	$100.00
-100.00%	$0.00

1 All payments are subject to our credit risk

On the date of the accompanying preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $905.50 per security, which will be less than the public offering price. The estimated value of the securities is based on Citigroup Global Markets Inc.’s (“CGMI”) proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

•	You may lose a significant portion or all of your investment.
•	You will not receive any contingent coupon payment for any quarter in which the closing level of the underlying index is less than the coupon barrier level on the related valuation date.
•	Higher contingent coupon rates are associated with greater risk.
•	You may not be adequately compensated for assuming the downside risk of the underlying index.
•	We may redeem the securities at our option, which will limit your ability to receive the contingent coupon payments.
•	The securities offer downside exposure to the underlying index, but no upside exposure to the underlying index.
•	The performance of the securities will depend on the closing level of the underlying index solely on the relevant valuation dates, which makes the securities particularly sensitive to the volatility of the underlying index.
•	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
•	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.
•	The estimated value of the securities on the pricing date, based on Citigroup Global Markets Inc.’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate, will be less than the issue price.
•	The estimated value of the securities would be lower if it were calculated based on Citigroup Global Markets Holdings Inc.’s secondary market rate.
•	The estimated value of the securities is not an indication of the price, if any, at which Citigroup Global Markets Inc. or any other person may be willing to buy the securities from you in the secondary market.
•	The value of the securities prior to maturity will fluctuate based on many unpredictable factors.
•	Immediately following issuance, any secondary market bid price provided by Citigroup Global Markets Inc., and the value that will be indicated on any brokerage account statements prepared by Citigroup Global Markets Inc. or its affiliates, will reflect a temporary upward adjustment.
•	Changes that affect the underlying index may affect the value of your securities.
•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.
•	Citigroup Global Markets Holdings Inc.’s offering of the securities does not constitute a recommendation of any underlying index.
•	The level of the underlying index may be adversely affected by our or our affiliates’ hedging and other trading activities.
•	Citigroup Global Markets Holdings Inc. and its affiliates may have economic interests that are adverse to yours as a result of the business activities of Citigroup Global Markets Holdings Inc.’s affiliates.
•	The calculation agent, which is an affiliate of Citigroup Global Markets Holdings Inc., will make important determinations with respect to the securities.
•	The U.S. federal tax consequences of an investment in the securities are unclear.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the heading “United States Federal Tax Considerations” concerning the U.S. federal tax consequences of an investment in the securities, and you should consult your tax adviser.